Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES 2013 FOURTH QUARTER FINANCIAL RESULTS

PROVIDES 2014 FULL-YEAR EPS GUIDANCE OF $1.84 TO $1.92 PER DILUTED SHARE AND

FULL-YEAR FFO GUIDANCE OF $2.56 TO $2.64 PER DILUTED SHARE

NASHVILLE, Tenn. – February 12, 2014 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s largest owner of partnership correctional and detention facilities, announced today its financial results for the fourth quarter of 2013.

Fourth Quarter 2013 Financial Highlights

•	Diluted EPS of $0.41 as reported, and $0.44 adjusted for special items

•	Net income increased to $47.5 million from $45.4 million in the fourth quarter of 2012

•	Net income adjusted for special items increased to $51.8 million from $44.1 million in the fourth quarter of 2012

•	Normalized FFO increased to $72.8 million from $64.2 million in the fourth quarter of 2012

•	AFFO increased to $68.9 million from $62.0 million in the fourth quarter of 2012

Net income per diluted share adjusted for special items (Adjusted Diluted EPS) was $0.44 for both the fourth quarters of 2013 and 2012. For the full year 2013 CCA generated Adjusted Diluted EPS of $1.92 compared to $1.57 for the full year of 2012.

Fourth quarter 2013 per share amounts were negatively impacted by the issuance of 13.9 million shares of common stock in connection with the payment of a special dividend on May 20, 2013. Calculating per share amounts as if the shares were issued at the beginning of all periods, Pro forma Adjusted Diluted EPS was $0.44 in the fourth quarter of 2013 compared with $0.38 in the fourth quarter of 2012, an increase of 15.8%, and Pro forma Normalized FFO per diluted share was $0.62 in the fourth quarter of 2013 compared with $0.56 during the same period in 2012, an increase of 10.7%.

Our conversion to a REIT resulting in a reduction in income tax expense, combined with a reduction in interest expense generated by debt refinancing transactions completed during the second quarter of 2013, were the primary contributors to the increases in Net Income, Adjusted Net Income, Normalized Funds From Operations (Normalized FFO) and Adjusted Funds From Operations (AFFO).

CCA President and Chief Executive Officer, Damon Hininger, stated, “We are pleased with our fourth quarter financial results and with our financial performance for the full year 2013, our first year operating as a REIT.”

10 Burton Hills Blvd., Nashville, Tennessee 37215

Fourth Quarter 2013 Financial Results

Hininger continued, “We started 2014 with positive momentum, after successfully transitioning our California City Correctional Center to a lease structure on December 1, 2013, and in early January 2014 we began receiving inmate populations from the state of Arizona at our Red Rock Correctional Center.”

Operating Results

Revenue increased during the fourth quarter of 2013 to $431.1 million compared to $427.7 million in the fourth quarter of 2012. Revenue for the fourth quarter of 2013 reflects lower populations primarily at our California City facility as the inmates were removed from the facility during the first part of the quarter in preparation for a new lease with the California Department of Corrections and Rehabilitation commencing on December 1, 2013. Revenues were also impacted by the decline in populations resulting from the closures of our Mineral Wells Pre-Parole Transfer Facility and Marion Adjustment Center during the third quarter of 2013. These decreases were partially offset by an increase in revenue resulting from our acquisition on July 31, 2013 of Correctional Alternatives Inc. and from an increase in populations from the state of Oklahoma. Fourth quarter revenues and operating expenses were impacted due to a one-time contract adjustment by one of our federal partners. The contract adjustment resulted in a $13.0 million expense accrual in the fourth quarter of 2013 as well as an offsetting $13.0 million revenue accrual as the federal partner is obligated to reimburse us for the increased costs resulting from the contract adjustment. Operating expenses were also unfavorably impacted by the activation of our Diamondback facility in Oklahoma and the ramp down of populations at our Red Rock facility, as previously disclosed.

Adjusted net income, FFO, Normalized FFO and AFFO, and their corresponding per share amounts, as well as the per share amounts calculated as if shares issued in connection with the special dividend were issued as of the beginning of the periods presented, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related notes following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Partnership Development Update

Diamondback Update. As previously disclosed, during the third quarter of 2013, CCA activated its Diamondback Correctional Facility located in Watonga, Oklahoma, and began preparing the previously dormant facility to receive inmates. The activation has included hiring staff and purchasing supplies. Our decision to activate the facility was made as a result of potential need for additional beds by state customers. In January 2014 the state of Oklahoma issued a Request For Proposal (RFP) for bed capacity in the state of Oklahoma. The RFP is for an initial 350 beds with the potential to expand to up to 2,000 beds over time. We currently provide space and services to the state of Oklahoma at two of our correctional facilities in Oklahoma, and believe our Diamondback facility qualifies as an ideal solution to satisfy the requirement of the RFP. We intend to keep Diamondback activated in the near term as we compete for this opportunity. We anticipate an award announcement in the second quarter of 2014.

California Update. On February 10, 2014, a federal court extended to February 28, 2016 the date by which the state of California must comply with the maximum in-state population capacity rate of 137.5%, originally imposed by the federal court in 2009. As a result of the court’s ruling,

Fourth Quarter 2013 Financial Results

it is unlikely that the state of California will be seeking additional out-of-state capacity. Rather, we believe the state of California will be working to resolve the overcrowded conditions in-state through utilizing public and/or private in-state facilities and implementing good time credits and other measures to reduce prison populations over the long term. Nonetheless, we believe that the State will continue to maintain approximately 8,900 inmates at our out-of-state facilities, while continuing to lease our California City Correctional Center in California.

North Georgia. In December 2013, CCA made the decision to close the North Georgia Detention Center and make replacement beds available at our Stewart Detention Center in Lumpkin, Georgia for the U.S. Immigration and Customs Enforcement detainees housed at the North Georgia facility. The facility, which is leased from the City of Gainesville, Georgia, provided CCA the option to cancel the lease. All of the detainees have been transferred out of the facility and control of the facility is expected to be returned to the City of Gainesville near the end of the first quarter of 2014. CCA reported a non-cash asset impairment charge of $3.8 million during the fourth quarter of 2013 associated with the closure.

2014 Guidance

The Company expects Adjusted Diluted EPS for the first quarter of 2014 to be in the range of $0.42 to $0.44, and full year 2014 Adjusted Diluted EPS to be in the range of $1.84 to $1.92. The Company expects Normalized FFO for the full-year 2014 to be in the range of $2.56 to $2.64 per diluted share, while full-year 2014 AFFO Per Diluted Share is expected to be in the range of $2.49 to $2.58.

We expect weighted average shares outstanding of approximately 117.5 million in the first quarter of 2014, and approximately 118.0 million for the full-year 2014. These increases in our weighted average shares outstanding for the first quarter and full year 2014 are primarily due to the issuance of 13.9 million shares in 2013 in connection with the payment of a special dividend.

During 2014, we expect to invest approximately $180.0 million to $195.0 million in capital expenditures, consisting of $130.0 million to $140.0 million in on-going prison construction and expenditures related to potential land acquisitions, approximately $25.0 million in maintenance capital expenditures on real estate assets, and $25.0 million to $30.0 million for capital expenditures on other assets and information technology.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the fourth quarter of 2013. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

The Fourth Quarter Investor Presentation will be available on our website beginning on or about February 28, 2014. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Fourth Quarter 2013 Financial Results

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on February 13, 2014, to discuss our fourth quarter 2013 financial results and future outlook. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on February 13, 2014 through 2:00 p.m. Eastern Time on February 21, 2014, by dialing (888) 203-1112 or (719) 457-0820, passcode 2592336.

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently own or control 53 correctional and detention facilities and manage 13 additional facilities owned by our government partners, with a total design capacity of approximately 86,000 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential, community re-entry and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy, and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) changes in governmental policy and in legislation and regulation of the corrections and detention industry that affect our business, including but not limited to, the impact of a government shutdown, and California’s continued utilization of out of state private correctional capacity; (vi) our ability to meet and maintain REIT qualification tests; and (vii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

Fourth Quarter 2013 Financial Results

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

Fourth Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2013	2012
ASSETS

Cash and cash equivalents	$77,909	$62,804
Accounts receivable, net of allowance of $1,265 and $2,410, respectively	244,957	247,084
Current deferred tax assets	9,241	8,022
Prepaid expenses and other current assets	20,612	26,383
Current assets of discontinued operations	15	6,449

Total current assets	352,734	350,742

Property and equipment, net	2,546,613	2,566,482

Restricted cash	5,589	5,022
Investment in direct financing lease	5,473	7,467
Goodwill	16,110	11,158
Non-current deferred tax assets	3,078	—
Other assets	77,828	30,701
Non-current assets of discontinued operations	—	3,170

Total assets	$3,007,425	$2,974,742

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$252,277	$164,529
Income taxes payable	1,243	102
Current liabilities of discontinued operations	886	1,827

Total current liabilities	254,406	166,458

Long-term debt	1,205,000	1,111,545
Deferred tax liabilities	—	139,526
Other liabilities	45,512	35,593

Total liabilities	1,504,918	1,453,122

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized; none issued and outstanding at December 31, 2013 and 2012, respectively	—	—
Common stock - $0.01 par value; 300,000 shares authorized; 115,923 and 100,105 shares issued and outstanding at December 31, 2013 and 2012, respectively	1,159	1,001
Additional paid-in capital	1,725,363	1,146,488
(Accumulated deficit) retained earnings	(224,015)	374,131

Total stockholders’ equity	1,502,507	1,521,620

Total liabilities and stockholders’ equity	$3,007,425	$2,974,742

Fourth Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
REVENUE:
Owned and controlled properties	$354,938	$350,634	$1,390,032	$1,421,447
Managed only and other	76,165	77,043	304,265	302,210

	431,103	427,677	1,694,297	1,723,657

EXPENSES:
Operating:
Owned and controlled properties	245,154	226,928	942,497	936,683
Managed only and other	71,485	70,058	277,854	280,368

Total operating expenses	316,639	296,986	1,220,351	1,217,051
General and administrative	22,918	19,659	92,552	84,699
REIT conversion and merger costs	510	2,326	11,038	4,236
Depreciation and amortization	29,489	28,407	112,692	113,063
Asset impairments	5,528	—	6,513	—

	375,084	347,378	1,443,146	1,419,049

OPERATING INCOME	56,019	80,299	251,151	304,608

OTHER (INCOME) EXPENSE:
Interest expense, net	10,270	13,022	45,126	58,363
Expenses associated with debt refinancing transactions	—	103	36,528	2,099
Other income	20	37	(100)	(333)

	10,290	13,162	81,554	60,129

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	45,729	67,137	169,597	244,479

Income tax (expense) benefit	1,742	(21,879)	134,995	(87,513)

INCOME FROM CONTINUING OPERATIONS	47,471	45,258	304,592	156,966

Income (loss) from discontinued operations, net of taxes	—	150	(3,757)	(205)

NET INCOME	$47,471	$45,408	$300,835	$156,761

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.41	$0.46	$2.77	$1.58
Income (loss) from discontinued operations, net of taxes	—	—	(0.03)	—

Net income	$0.41	$0.46	$2.74	$1.58

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.41	$0.45	$2.73	$1.56
Income (loss) from discontinued operations, net of taxes	—	—	(0.03)	—

Net income	$0.41	$0.45	$2.70	$1.56

REGULAR DIVIDENDS DECLARED PER SHARE	$0.48	$0.20	$1.97	$0.60

SPECIAL DIVIDENDS DECLARED PER SHARE	$—	$—	$6.66	$—

Fourth Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012

Net income	$47,471	$45,408	$300,835	$156,761
Special items:
Expenses associated with debt refinancing transactions, net of taxes	—	65	33,299	1,316
Expenses associated with REIT conversion, net of taxes	370	1,468	9,522	2,679
Expenses associates with mergers and acquisitions, net of taxes	95	—	713	—
Asset impairments, net of taxes	3,840	—	6,736	—
Income tax benefit for reversal of deferred taxes due to REIT conversion	—	(2,891)	(137,686)	(2,891)

Adjusted net income	$51,776	$44,050	$213,419	$157,865

Weighted average common shares outstanding - basic	115,484	99,679	109,617	99,545
Effect of dilutive securities:
Stock options	1,111	1,086	1,279	864
Restricted stock-based compensation	441	334	354	214

Weighted average shares and assumed conversions - diluted	117,036	101,099	111,250	100,623

Adjusted Diluted Earnings Per Share	$0.44	$0.44	$1.92	$1.57

Pro forma Adjusted Diluted Earnings Per Share(1)	$0.44	$0.38	$1.83	$1.38

(1)	Reflects the issuance of 13.9 million shares in connection with the payment of a special dividend in May 2013 as if those shares were issued at the beginning of the period presented. See Page 10 for a reconciliation of reported diluted weighted average shares outstanding to pro forma diluted weighted average shares outstanding.

Fourth Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Ended December 31,
	2013	2012	2013	2012

Net income	$47,471	$45,408	$300,835	$156,761
Depreciation of real estate assets	20,974	20,032	80,990	78,719
Depreciation of real estate assets for discontinued operations	—	116	323	426

Funds From Operations	$68,445	$65,556	$382,148	$235,906

Expenses associated with debt refinancing transactions, net of taxes	—	65	33,299	1,316
Expenses associated with REIT conversion, net of taxes	370	1,468	9,522	2,679
Expenses associated with mergers and acquisitions, net of taxes	95	—	713	—
Asset impairments, net of taxes	3,840	—	6,736	—
Income tax benefit for reversal of deferred taxes due to REIT conversion	—	(2,891)	(137,686)	(2,891)

Normalized Funds From Operations	$72,750	$64,198	$294,732	$237,010

Maintenance capital expenditures on real estate assets	(7,890)	(6,428)	(21,005)	(18,643)
Stock-based compensation	3,263	3,202	12,938	12,296
Amortization of debt costs and other non-cash interest	769	1,036	3,509	4,316

Adjusted Funds From Operations	$68,892	$62,008	$290,174	$234,979

Normalized Funds From Operations Per Diluted Share	$0.62	$0.64	$2.65	$2.36

Adjusted Funds From Operations Per Diluted Share	$0.59	$0.61	$2.61	$2.34

Pro forma Normalized FFO Per Diluted Share (1)	$0.62	$0.56	$2.53	$2.07

Pro forma AFFO Per Diluted Share (1)	$0.59	$0.54	$2.49	$2.05

(1)	Reflects the issuance of 13.9 million shares in connection with the payment of a special dividend in May 2013 as if those shares were issued at the beginning of the period presented. See Page 10 for a reconciliation of reported diluted weighted average shares outstanding to pro forma weighted average shares outstanding.

Fourth Quarter 2013 Financial Results

RECONCILIATION OF REPORTED DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING TO PRO FORMA DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012

Weighted average shares and assumed conversions - diluted	117,036	101,099	111,250	100,623

Non-GAAP Adjustment:
Shares issued in Special Dividend	13,876	13,876	13,876	13,876
Weighted average impact (1)	(13,876)	—	(8,592)	—

Pro forma weighted average shares and assumed conversions - diluted	117,036	114,975	116,534	114,499

(1)	Pro forma adjustment reflects the issuance of shares in connection with the Special Dividend in May 2013 as if those shares were issued at the beginning of the period presented. See Note B hereafter.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Quarter Ending March 31, 2014		For the Year Ending December 31, 2014
	Low End of Guidance	High End of Guidance	Low End of Guidance	High End of Guidance

Net income	$49,000	$52,000	$217,000	$227,000
Depreciation of real estate assets	21,000	21,000	85,000	85,000

Funds From Operations	$70,000	$73,000	$302,000	$312,000

Other non-cash expenses	4,200	4,300	17,000	17,000
Maintenance capital expenditures on real estate assets	(6,000)	(6,000)	(25,000)	(25,000)

Adjusted Funds From Operations	$68,200	$71,300	$294,000	$304,000

Normalized Funds From Operations Per Diluted Share	$0.60	$0.62	$2.56	$2.64

Adjusted Funds From Operations Per Diluted Share	$0.58	$0.61	$2.49	$2.58

NOTES TO SUPPLEMENTAL FINANCIAL INFORMATION

Note A: Adjusted Net Income, EBITDA, Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO), and their corresponding per share metrics are non-GAAP financial measures. FFO and AFFO are widely accepted non-GAAP supplemental measures of REIT performance following the standards established by the National Association of Real Estate Investment Trusts (NAREIT). CCA believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. CCA believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management.

Fourth Quarter 2013 Financial Results

NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. EBITDA, FFO and AFFO are useful as supplemental measures of performance of the Company’s corrections facilities because they don’t take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. CCA may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CCA calculates AFFO by adding to Normalized FFO non-cash expenses such as the amortization of deferred financing costs and stock-based compensation, and by subtracting from Normalized FFO recurring real estate expenditures that are capitalized and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, these capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. CCA calculates Adjusted Net Income by adding or deducting from GAAP Net Income amounts associated with the Company’s debt refinancing, REIT conversion, mergers and acquisitions activity and certain impairments that the Company believes are unusual or nonrecurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, FFO, Normalized FFO, and AFFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, FFO, Normalized FFO, and AFFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

Note B: On May 20, 2013, CCA paid a special dividend in connection with its conversion to a REIT. The shareholders were allowed to elect to receive their payment of the special dividend either in all cash, all shares of CCA common stock, or a combination of cash and CCA common stock, except that CCA placed a limit on the aggregate amount of cash payable to the shareholders. Under ASC 505, “Equity” and ASU 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash, a consensus of the FASB Emerging Issues Task Force”, a distribution that allows shareholders to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in per share results prospectively. As such, the stock portion of the special dividend is presented prospectively in basic and diluted per share results and was not presented retroactively for all periods presented as it would, for example, with a stock split or a stock dividend. As a result CCA believes investors would benefit from seeing the operating performance for the comparable periods accounting for the effect of the special dividend in both periods. Therefore, for comparison purposes, CCA has presented per share results on a pro forma basis as if the shares issued in the special dividend were issued as of the beginning of the periods presented.

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